Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue Dallas, TX 75201-6912 Tel 214.698.3100 www.gibsondunn.com

November 7, 2018

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75420

Re: Matador Resources Company Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Matador Resources Company, a Texas corporation (the “Issuer”), and certain of the Issuer’s subsidiaries and affiliates listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Issuer of up to $1,050,000,000 aggregate principal amount of the Issuer’s 5.875% Senior Notes due 2026 (the “New Notes”) in exchange for outstanding notes with substantially identical terms which have not been registered under the Securities Act (the “Outstanding Notes”).

The New Notes are to be issued pursuant to the Indenture, dated as of August 21, 2018, among the Issuer, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, and are or will be guaranteed pursuant to the terms of the Indenture (the “Guarantees”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Outstanding Notes and the Guarantees related thereto and the forms of the New Notes and the Guarantees related thereto, and such other documents, corporate records, certificates of officers of the Issuer and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuer, the Guarantors and others.

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Matador Resources Company

November 7, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, and the Guarantees of the New Notes will constitute legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinion expressed above is subject to the following additional assumptions, exceptions, qualifications and limitations:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Texas Business Organizations Code. This opinion is limited to the effect of the current state of the laws of the State of New York and the State of Texas and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any purported fraudulent transfer “savings” clause; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

ANNEX A

Guarantors

Guarantor	State of Formation
Delaware Water Management Company, LLC	Texas
Longwood Gathering and Disposal Systems, LP	Texas
Longwood Gathering and Disposal Systems GP, Inc.	Texas
Longwood Midstream Holdings, LLC	Texas
Longwood Midstream South Texas, LLC	Texas
Longwood Midstream Southeast, LLC	Texas
Longwood Midstream Delaware, LLC	Texas
Matador Production Company	Texas
MRC Delaware Resources, LLC	Texas
MRC Energy Company	Texas
MRC Energy Southeast Company, LLC	Texas
MRC Energy South Texas Company, LLC	Texas
MRC Permian Company	Texas
MRC Permian LKE Company, LLC	Texas
MRC Rockies Company	Texas
Southeast Water Management Company, LLC	Texas